TAGALDER GLOBAL INVESTMENT, INC

(A DEVELOPMENT STAGE COMPANY)

PRO-FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

SEPTEMBER 30, 2006

			Consol.
	TGI	Newsgroup	Journal	Consolidated
	US$	US$	US$	US$

ASSETS
CURRENT ASSETS
Prepaid legal fee	688	-		688
Total current assets	688	-		688

TOTAL ASSETS	688	-		688

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT LIABILITIES
Shareholder advance	5,327	-		5,327
Total current liabilities	5,327	-

TOTAL LIABILITIES	5,327	-		5,327

STOCKHOLDERS’ EQUITY
Common stock	7,000	-		7,000
Retained earnings and reserves/(deficit)	(11,639)	-		(11,639)

TOTAL STOCKHOLDERS’ EQUITY	(4,639)	-		(4,639)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	688	-		688

TAGALDER GLOBAL INVESTMENT, INC.

(A DEVELOPMENT STAGE COMPANY)

PRO-FORMA STATEMENTS OF OPERATIONS (UNAUDITED)

				Period from
				September 14
				2004
				(inception) to
	Year ended September 30, 2006			September 30,
	TGI	Newsgroup	Consolidated	2006

REVENUE	$-	$-	$-	$-

COST OF SALES	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES
Formation expenses	-	-	-	1,262
General and administrative	4,639	-	4,639	10,377
	4,639	-	4,639	11,639

LOSS FROM OPERATIONS	(4,639)	-	(4,639)	(11,639)

PROVISION FOR TAXATION	-	-	-	-

NET LOSS	$(4,639)	$-	$(4,639)	$(11,639)

BASIC AND DILUTED NET
LOSS PER SHARE	$0.00	$0.00	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING	7,000,000	7,000,000	7,000,000

TAGALDER GLOBAL INVESTMENT, INC

NOTES TO UNAUDITED PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial statements include the accounts of Tagalder Global Investment, Inc. (“TGI”, or the “Registrant”) only.

On July 2, 2007, TGI, a Delaware corporation, entered into a Share Exchange Agreement (the “Exchange Agreement”) with Canpera Inc., a British Virgin Islands corporation (“Canpera”), and the shareholders of Canpera (the “Shareholders”). On July 26, 2007, the parties entered into an Amended Share Exchange Agreement (the “Amended Exchange Agreement”), amending the terms of the Exchange Agreement. Pursuant to the terms of the Amended Exchange Agreement, the Shareholders agreed to transfer all of the issued and outstanding shares of common stock in Canpera to the Registrant in exchange for the issuance of an aggregate of 1,750,000 shares of the Registrant’s common stock to the Shareholders, thereby causing Canpera to become a wholly-owned subsidiary of the Registrant (the “Share Exchange”).  Upon closing of the Share Exchange, the Shareholders of Canpera delivered all of their equity capital in Canpera to the Registrant in exchange for 1,750,000 shares of common stock in the Registrant.  The Share Exchange resulted in Canpera, and Canpera’s operating subsidiary, Newsgroup International Limited, a Hong Kong Corporation (“Newsgroup”), becoming wholly owned subsidiaries of the Registrant.

Canpera had no operations.

Newsgroup is a limited liability company incorporated in Hong Kong. The principal activities of Newsgroup are providing computer website operation services.

Both TGI and Canpera has been dormant. The Registrant acquired the interest of Newsgroup in July 2007 and hence no income of Newsgroup is shared for the year ended September 30, 2006.